CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Form S-8 Registration Statement of Worldbid Corporation (the “Company”) of our report, dated July 2, 2003, on the consolidated balance sheets of the Company as of April 30, 2003 and 2002, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended, which report appears in the Annual Report on Form 10-KSB for the Company for the year ended April 30, 2003.

Vancouver, BC	/s/ Morgan & Company

March 17, 2004	Chartered Accountants

Tel: (604) 687-5841	P.O. Box 10007 Pacific Centre
fax: (604) 687-0075	Sute 1488 - 700 West Georgia Street
www.morgan-cas.com	Vancouver, B.C. V7Y 1A1